                              RETIREMENT AGREEMENT


                  THIS RETIREMENT AGREEMENT (this "Agreement") is made as of the 2nd day of January, 2002 by and between MICHAEL J. EMMI ("Executive") and SYSTEMS & COMPUTER TECHNOLOGY CORPORATION (the "Company").

                  WHEREAS, Executive and the Company have agreed mutually that Executive will retire from the employment of the Company and cease to serve as its President and Chief Executive Officer and as the Chairman of its Board of Directors (the "Board"); and

                  WHEREAS, the Company has agreed to pay Executive certain amounts and to provide him with certain rights and benefits, subject to the execution of this Agreement.

                  NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. Retirement. Executive hereby retires from employment with the Company on January 2, 2002 (the "Retirement Date") and hereby resigns as the Company's President and Chief Executive Officer, as an employee of the Company, as Chairman of the Board, as a member of the Board and any committee thereof, and as an employee, officer, director or board committee member of any subsidiary or affiliate of the Company, all effective as of the Retirement Date.

SECTION 2. Consideration. If Executive executes and delivers this Agreement to the Company and does not exercise his right to rescind this Agreement as described below in Section 10, he (or his estate, in the event of his death prior to the due date of any payment or the provision of any benefit) will become entitled to the rights, benefits and payments described in this
Section 2.

         2.1. Lump Sum Severance Payment. The Company will make a single sum severance payment to Executive in an amount equal to $1,364,750 on January 10, 2002 or, if later, on the eighth day following the execution and delivery of this Agreement to the Company without rescission.

         2.2. Accrued But Unused Vacation. Executive acknowledges and affirms that he has no entitlement to any accrued but unused vacation.

         2.3. Continuation of Welfare Benefits.

              2.3.1. Group Health Continuation. For each of the first 18 months following the Retirement Date, the Company will pay Executive (no later than the last business day of each month) an amount equal to the applicable premium for continuation coverage for Executive (and, if applicable, his spouse and covered dependents) under the Company's group health plan, as determined under 29 U.S.C. ss. 1164, such that on an after-tax basis Executive has sufficient funds to make the premium payments to the Company. For the six months following the expiration of the 18 month period described in the preceding sentence, the Company will pay Executive (no later than the last business day of each month) an amount sufficient to purchase an individual HIPAA conversion policy (as made available on a guaranteed issue basis in Executive's state of residence) and an additional amount which, after payment of all taxes in connection with that additional amount, results in Executive's being in the same after-tax position as if such HIPAA conversion coverage had been provided on a wholly tax-free basis. Executive will be required to take any necessary steps to elect COBRA continuation coverage and obtain HIPAA conversion coverage at the end of the COBRA continuation period; provided, however, that upon request of Executive, the Company will provide reasonable assistance to Executive in this process.

              2.3.2. Other Group Benefits. Until the second anniversary of the Retirement Date and subject to any limitations contained in the applicable insurance policy, the Company will continue the coverage of Executive (and, if applicable, his spouse and covered dependents) under the following group insurance plans or arrangements (or such successor group insurance plans or arrangements to the following group insurance plans or arrangements as the Company may sponsor from time to time for the benefit of its employees

                    (i)   Medical Plan (Cigna PPO 90)

                    (ii)  Dental Plan (SCT Dental Plan)

                    (iii) Group-Term Life Insurance Plan

                    (iv)  Accidental Death and Dismemberment Plan

                    (v)   Employee Assistance Program

              2.3.3. Individual Insurance Benefits. The Company will continue to pay the premiums due under Provident Life and Accident Insurance Company Policy # 6011686 (the "Individual LTD Policy") and National Life of Vermont Policy # NL1966159 (the "Individual Term Life Policy"), as now in effect, for coverage through the second anniversary of the Retirement Date. The Company will continue to pay the premiums due under Principal Mutual Life Insurance Policy # 4381682, Principal Mutual Life Insurance Policy #4381932 and Manufacturers Life Insurance Company Policy #58205220 (collectively, the "Split Dollar Policies"), as now in effect, for coverage through the fifth anniversary of the Retirement Date.

         2.4. Transfer of Insurance Policies. As soon as practicable following the Retirement Date, the Company will relinquish all rights under and transfer to Executive ownership of the Split Dollar Policies. As soon as practicable following the second anniversary of the Retirement Date, the Company will relinquish all rights under and transfer to Executive ownership of the Individual LTD Policy and the Individual Term Life Policy.

         2.5. Government Market Transaction Bonus. But for the termination of his employment, Executive would have become entitled to a bonus payment in connection with the sale of the Company's Global Government Solutions business. In lieu of that bonus payment, the Company will reduce the outstanding principal due under Executive's promissory note to the Company dated May 21, 2001 (the "Note") by $78,400 and immediately release to Executive 37,333 of the Company's common shares that are securing the Note.

                                      -2-
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         2.6. Outsourcing Transaction Bonus.

              2.6.1. Payment of Bonus. If prior to December 31, 2002, there occurs a Transaction (as defined below in Section 2.6.3), Executive will be entitled to receive a cash bonus award equal to 0.304% of the Transaction Price (as defined below in Section 2.6.3). Any such cash bonus will be paid in cash as soon as practicable following payment of the Transaction Price; provided, however, that in the case of a Transaction Price payable in multiple installments, the bonus payable under this section will be paid in proportionate installments, with each such installment payable at the same time as the corresponding installment of the Transaction Price, with interest at the same rate (if any) as is paid on the deferred installment to the Company or its shareholders.

              2.6.2. Offset Against Note. If any bonus becomes payable under this Section 2.6 before the Note is paid in full, the obligation of the Company to pay that bonus will be offset against the obligation of Executive to pay principal or interest then outstanding under that Note. In addition, a number of the Company's common shares securing the Note (determined by multiplying 2,667 by the fraction that any bonus payable under this Section 2.6 bears to the total principal and interest then outstanding under the Note) will be released to Executive.

              2.6.3. Definitions. For purposes of this Agreement:

                  (i) "Transaction" means a transaction or series or combination of transactions whereby, directly or indirectly, control of the Company's outsourcing business is transferred for consideration to Affiliated Computer Systems, Inc., KPMG, Unisys or any of their affiliates. A transfer of control of the entire Company or any part thereof, however structured, to Affiliated Computer Systems, Inc., KPMG, Unisys or any of their affiliates will also constitute a "Transaction" if substantially all the assets of the outsourcing business, or control of the outsourcing business, is transferred in connection with that transaction. For this purpose, "control" means ownership of substantially all the assets of the outsourcing business or direct or indirect ownership of securities possessing more than 50% of the combined voting power of the outstanding voting securities of an entity that owns substantially all the assets of the outsourcing business.

                  (ii) "Transaction Price" means, in connection with any Transaction, the gross value of all cash, securities (including, but not limited to common stock, convertible securities, options, warrants and stock appreciation rights) and other property paid directly or indirectly to the Company or its stockholders solely in consideration for the outsourcing business, and the value of any net debt. For purposes hereof, the term "net debt" shall mean the amount of long and short term debt for borrowed money and capitalized leases related to the outsourcing business which either remain an obligation of the outsourcing business at the closing of the Transaction or are assumed, refinanced, retired or repaid in connection with the Transaction, less the amount of any cash related to the outsourcing business which either remains an asset of that business at the closing of the Transaction or is otherwise transferred to the buyer in connection with the Transaction. In the event a Transaction takes the form of a sale of all or substantially all of the outsourcing business' assets, Transaction Price shall also include the value of any current assets not purchased less the value of any current liabilities not assumed. The value of any securities paid to the Company or its shareholders shall be determined as follows: (a) the value of securities that are freely traded in an established public market will be determined on the basis of the average closing market price of such securities on the 20 trading days immediately preceding the consummation of the Transaction; and (b) the value of securities that are not freely tradable or have no established public market, and the value of consideration that consists of other property, shall be the fair market value thereof as determined by the parties. The value of any deferred or contingent payments shall be determined when the same are received.

         2.7. Treatment of Outstanding Stock Options. Notwithstanding any contrary term contained in any equity incentive plan of the Company or in any stock option agreement between Executive and the Company, each option to purchase securities of the Company held by the Executive on the Retirement Date will become fully vested and immediately exercisable and will remain exercisable for the lesser of its remaining term, or the two year period beginning on the Retirement Date.

         2.8. Car Lease. The Company will continue to make the monthly lease payments due under the lease agreement for the 2002 Mercedes now used by Executive for the remainder of the term of that agreement, as now in effect. In addition, upon request of Executive and subject to the terms of the lease agreement, the Company will assign to Executive its right to purchase the automobile at the end of the lease term.

         2.9. Computers. The Company will give to Executive the computers previously provided to him for business use at his office and his homes; provided, however, that any property of the Company that is stored on those computers will be removed by Executive and returned to the Company in accordance with Section 9 of this Agreement.

         2.10. Voicemail and E-Mail. Until June 30, 2002, Executive may continue to access remotely the business voicemail and e-mail accounts assigned to him on the Company's systems.

         2.11. Reimbursement of Legal and Outplacement Expenses. The Company will pay or reimburse Executive for up to $50,000 of the following expenses incurred prior to the second anniversary of the Retirement Date: legal fees and disbursements associated with the negotiation and drafting of this Agreement; executive outplacement services; temporary office space; secretarial and administrative support services; and tax and financial planning services.

SECTION 3. Acknowledgement. Executive acknowledges that, except as provided herein specifically: (i) he has no entitlement from the Company or any of its subsidiaries or affiliates under any employment, change in control, severance or any similar arrangement, and (ii) the Company does not and will not have any liability or obligation to him. Executive further acknowledges that, in the absence of this Agreement, the payments, rights and benefits specified in
Section 2 would not otherwise be due to him.

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SECTION 4. Release by Executive. Executive hereby fully and forever releases and discharges Company and its parents, affiliates and subsidiaries, including all predecessors and successors, assigns, officers, directors, trustees, employees, agents and attorneys, past and present (each, an "Affiliate"), from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising out of his employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law. Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against the Company or any Affiliate, and that he has not assigned any claim against the Company or any Affiliate to any other person or entity. The foregoing will not be deemed to release the Company from claims solely to enforce this Agreement or Executive's rights under any employee benefit plan or program of the Company in which Executive participated and under which he is due a benefit. In addition, the Company confirms that, following the Retirement Date, Executive will continue to have the same rights to indemnification for acts performed as an employee, officer or director of the Company, or of any of its subsidiaries or affiliates, as he had immediately prior to the Retirement Date. Therefore, this Section 4 will also not be deemed to release any claim solely for indemnification under the Company's By-Laws, under any indemnification agreement between the Company and Executive or under any similar arrangement. Finally, this Section 4 will not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

SECTION 5. Release by the Company. The Company hereby fully and forever releases and discharges Executive from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising out of, or during, Executive's employment by, or service as a member of the Board for, the Company or the terminations thereof. The foregoing will not be deemed to release Executive from his obligations under the Note.

SECTION 6. Restrictive Covenants. As consideration for the payments, rights and benefits that Executive will receive pursuant to this Agreement, Executive agrees to be bound by this Section 6.

         6.1. Non-Compete. Executive will not, directly or indirectly, do any of the following during the Restricted Period (as defined below in Section 6.2):

              6.1.1. engage or participate in any business activity substantially similar to an activity from which the Company or any of its subsidiaries or affiliates derived material revenue in the calendar year preceding the Retirement Date (a "Competing Business");

              6.1.2. become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in any Competing Business. Notwithstanding the foregoing, Executive may hold up to 4.9% of the outstanding securities of any class of any publicly-traded securities of any company;

              6.1.3. solicit or call on, either directly or indirectly, (i) for purposes of selling goods or services competitive with goods or services sold by the Company, any customer with whom the Company shall have dealt or any prospective customer that the Company shall have identified and solicited at any time during Executive's employment by the Company; or (ii) for the purposes of purchasing goods or products for resale competitive with goods or products purchased by the Company for resale, any supplier with whom the Company shall have dealt at any time during Executive's employment by the Company;

              6.1.4. influence or attempt to influence any supplier, customer or potential customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company;

              6.1.5. influence or attempt to influence any person to terminate or modify any employment, consulting, agency, distributorship or other arrangement with the Company; or

              6.1.6. employ or retain, or arrange to have any other person or entity employ or retain, any employee, consultant, agent or distributor of the Company or any of its subsidiaries or affiliates, or any person or entity who, within the 12 months preceding the application of this section, was employed or engaged by the Company or any of its subsidiaries or affiliates as an employee, consultant, agent or distributor.

         6.2. Restricted Period. For purposes of this Agreement, the "Restricted Period" generally means the two-year period beginning on the Retirement Date; provided, however, that with respect to the application of Sections 6.1 to any Competing Business providing (or attempting to provide) goods or services to higher education institutions, Restricted Period means the three-year period beginning on the Retirement Date.

         6.3. Acknowledgments. Executive acknowledges that the restrictions contained in this Section 6 are reasonable and necessary to protect the legitimate interests of the Company and its subsidiaries and affiliates and that the duration and geographic scope of Section 6.1 are reasonable given Executive's former position within the Company and the substantial consideration payable under this Agreement. Executive further acknowledges that this Section 6 is included herein in order to induce the Company to enter into this Agreement and that the Company would not have entered into this Agreement or in the absence of these provisions.

         6.4. Enforcement.

              6.4.1. Specific Enforcement. Executive acknowledges that any breach by him, willfully or otherwise, of this Section 6 will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Executive will not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach by Executive, the Company will have the right to enforce this Section 6 by seeking injunctive or other relief in any court and this Agreement will not in any way limit remedies of law or in equity otherwise available to the Company; provided, however, that the Company will not institute any such action prior to giving Executive written notice of any alleged violation of the provisions of this Section 6 and the passage of ten days following the delivery of that notice without cure by Executive.

              6.4.2. Restitution. If Executive breaches any of this Section 6, the Company will have the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of such breach. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

              6.4.3. Extension of Restricted Period. If Executive breaches this
Section 6, the Restricted Period will be extended by an amount of time equal to the period that Executive was in breach.

              6.4.4. Judicial Modification. If any court determines that this
Section 6.1 (or any part thereof) is unenforceable because of its duration or geographic scope, that court will have the power to modify that section and, in its modified form, that section will then be enforceable.

              6.4.5. Restrictions Enforceable in All Jurisdictions. If any court holds this Section 6 (or any part hereof) is unenforceable by reason of its breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographic scope of this section.

         6.5. Disclosure of Protective Provisions. Executive agrees to disclose the existence and terms of Section 6.1 to any employer for whom Executive works during the two year period following the Retirement Date.

SECTION 7. Non-Disparagement. The Company (meaning, solely for this purpose, Company's directors and executive officers and other individuals authorized to make official communications on Company's behalf) will not disparage Executive or Executive's performance or otherwise take any action that could reasonably be expected to adversely affect Executive's personal or professional reputation. Similarly, Executive will not disparage the Company or any of its directors, officers, agents or employees or otherwise take any action that could reasonably be expected to adversely affect the reputation of the Company or the personal or professional reputation of any of the Company's directors, officers, agents or employees.

SECTION 8. Cooperation. Executive further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) which relates to matters with which Executive was involved during his employment with Company. Executive will render such cooperation in a timely manner on reasonable notice from the Company.

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SECTION 9. Company Property.

         9.1. Return of Company Property. Within ten days of the Retirement Date, Executive will return to the Company all documents, materials and other property of the Company in his possession or control, whether or not created by him, including (without limitation) any contracts, memoranda, reports, agreements, correspondence, notes, research, plans, photographs, books, data, computer software, files and discs, and all copies thereof.

         9.2. Confidentiality of Proprietary Information. Executive recognizes and acknowledges that the proprietary, business and technical information and trade secrets of the Company and its subsidiaries and affiliates (the "Proprietary Information") are valuable, special and unique assets of the Company and its subsidiaries and affiliates. Therefore, Executive will maintain the confidentiality of the Proprietary Information and will not directly or indirectly divulge to any third-party or use for his own benefit or for any other purpose any of the Proprietary Information without the prior written consent of the Company, except as may be required by law or in any judicial or administrative proceeding.

SECTION 10. RESCISSION RIGHT. EXECUTIVE EXPRESSLY ACKNOWLEDGES AND RECITES THAT
(I) HE HAS READ AND UNDERSTANDS THIS AGREEMENT IN ITS ENTIRETY, (II) HE UNDERSTANDS THE TERMS OF THIS AGREEMENT HAS ENTERED INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, WITHOUT ANY DURESS OR COERCION; (III) HE HAS BEEN ADVISED ORALLY AND IS HEREBY ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY WITH RESPECT TO THIS AGREEMENT BEFORE SIGNING IT; (IV) HE WAS PROVIDED TWENTY-ONE
(21) CALENDAR DAYS AFTER RECEIPT OF THIS AGREEMENT TO CONSIDER ITS TERMS BEFORE SIGNING IT; AND (V) HE IS PROVIDED SEVEN (7) CALENDAR DAYS FROM THE DATE OF SIGNING TO TERMINATE AND REVOKE THIS AGREEMENT, IN WHICH CASE THIS AGREEMENT WILL BE UNENFORCEABLE, NULL AND VOID. EXECUTIVE MAY REVOKE THIS AGREEMENT DURING THOSE SEVEN (7) DAYS BY PROVIDING WRITTEN NOTICE OF REVOCATION TO THE COMPANY.

SECTION 11.       Miscellaneous.

         11.1. Payments Subject to Tax Withholding. All payments and transfers of property described in this Agreement will be made net of applicable tax withholding, in accordance with the ordinary payroll practices of the Company then in effect.

         11.2. No Admission of Liability. This Agreement is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to Executive or by Executive of any duty owed to the Company. There have been no such violations, and the Company and Executive specifically deny any such violations.

         11.3. No Reinstatement. Executive agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

         11.4. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Company and Executive and their respective successors, executors, administrators and heirs. Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise. The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

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         11.5. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

         11.6. Entire Agreement; Amendments. Except as otherwise provided herein, this Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof. Therefore, this Agreement merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to Executive's employment, compensation, severance, termination or any related matter. This Agreement may not be changed or modified, except by an Agreement in writing signed by both Executive and the Company.

         11.7. Governing Law. This Agreement will be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

         11.8. Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.

               IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, in each case as of the date first above written.

                                       SYSTEMS & COMPUTER TECHNOLOGY
                                       CORPORATION


                                       By: /s/ Eric Haskell
                                          ------------------------------------

                                       Name & Title: Eric Haskell, SR VP
                                                    --------------------------



                                       MICHAEL J. EMMI

                                       /s/ Michael J. Emmi
                                       ---------------------------------------